HART & TRINEN
                                Attorneys at Law

                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061
                              (303) 839-5414 (fax)


                                 January 5, 2004


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

      Re:   Spectrum Meditech, Inc.
            Form 10-SB (inappropriately filed as a 12(b))
            File No. 001-31954


      This letter is to inform you that we are hereby withdrawing Spectrum Meditech, Inc.'s Form 10-SB which was inappropriately filed as a 12(b) filing today at 1:50 Eastern Time under File No. 001-31954, Accession No. 0001004878-04-00001. The 10-SB will be refilled under 12(g) later today.

      Thank you for your consideration. If you have any questions please feel free to contact the undersigned.

                                Very Truly Yours,

                              HART & TRINEN, L.L.P.


                                    By  /s/ William T. Hart
                                        --------------------------------
                                        William T. Hart


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